UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2026

COMSTOCK INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-35200	65-0955118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.000666 per share	LODE	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2026, Comstock Inc. (the “Company”) entered into a Cooperation Agreement (the “Agreement”) with MAK Capital Fund LP (“MAK Capital”). As of the date of the Cooperation Agreement, MAK Capital beneficially owns approximately 5,763,729 shares of the Company’s outstanding common stock.

Pursuant to the Agreement, the Company agreed (i) to temporarily increase the size of its Board of Directors (the “Board”) from six (6) to eight (8) members; (ii) to appoint Donald A. Colvin, Robert Spence, and Steven Pei (the “New Appointees”) as directors of the Company effective immediately for Messrs. Colvin and Spence, and effective April 15, 2026, for Mr. Pei, with each of their terms expiring at the 2026 annual meeting of the Company’s stockholders (“the 2026 Annual Meeting”); and (iii) to the extent that each New Appointee is able and willing to continue to serve on the Board, to nominate each of them for election to the Board at the 2026 Annual Meeting and 2027 annual meeting of the Company’s stockholders (“the 2027 Annual Meeting”). Effective as of the 2027 Annual Meeting, current directors William J. Nance and Walter A. Marting Jr. have agreed to retire from the Board. Upon the 2027 Annual Meeting, the authorized size of the Board will initially be reduced by two (2) directors to six (6) directors, and thereafter increased to seven (7) directors upon the appointment or election of a new independent director, independent of both the Company and MAK Capital, to be nominated by the Nominating and Corporate Governance Committee and submitted for election at the 2027 Annual Meeting.

The Agreement also includes provisions regarding committee membership of the directors to be appointed and elected, procedures for determining any replacements for directors who join the Board pursuant to the Agreement. Concurrently with the appointment of the New Appointees, the Board reconstitutes its standing committees and leadership roles as follows: (i) the Nominating and Corporate Governance Committee consists of William Nance (Chair), Walter Marting Jr., and Robert Spence; (ii) the Compensation Committee consists of Robert Spence (Chair), William Nance, Kristin Slanina, and Leo Drozdoff; (iii) the Audit and Finance Committee consists of Robert Spence (Chair, with Donald Colvin to assume the Chair role at his earliest availability), William Nance, and Steve Pei; and (iv) the Environmental and Regulatory Committee consists of Leo Drozdoff (Chair), Steve Pei, and Robert Spence. In connection with these appointments, the Board also designates Walter A. Marting Jr. to serve as Chairman of the Board and Kristin Slanina to serve as Vice Chair of the Board.

The Agreement also contains customary mutual non-disparagement provisions. Each party’s obligations under the respective non-disparagement provisions of the Agreement will terminate immediately upon any breach by the other party of its non-disparagement obligations. The Agreement will terminate upon the earlier of (i) the date when MAK Capital ceases to own at least the lesser of 5.6% of the Company’s outstanding common stock or 4,000,000 shares, and (ii) the conclusion of the 2027 Annual Meeting of Stockholders, subject to earlier termination under certain conditions described therein.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

The information contained above in Item 1.01 related to the Agreement is hereby incorporated by reference into this Item 5.02. None of the New Appointees has any family relationship with any director or executive officer of the Company, and, other than as described in the Agreement, there are no arrangements or understandings between any of the newly appointed directors and any other persons pursuant to which they were appointed as directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Cooperation Agreement dated as of March 23, 2026, between Comstock Inc. and MAK Capital Fund LP.

99.1	Press release dated March 24, 2026, announcing the appointment of new directors, as amended.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMSTOCK INC.

Date: March 25, 2026	By:	/s/ Corrado De Gasperis
Corrado De Gasperis Executive Chairman and Chief Executive Officer